UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2011

Grubb & Ellis Healthcare REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54371	26-4008719
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705

(Address of principal executive offices)

(Zip Code)

(714) 667-8252

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 1, 2011, our board of directors received an unsolicited, conditional offer from American Realty Capital Healthcare Trust, Inc. (“ARCHT”), a publicly offered non-traded real estate investment trust (“REIT”), to acquire all of the outstanding shares of our company for $9.01 per share, payable in a combination of shares of ARCHT and cash, which would represent a roll-up transaction for our company (the “ARC Roll-Up Proposal”).

ARCHT is a non-traded REIT in the early phases of its capital formation and investment stage and is a competitor of our company for raising investment capital.

On December 6, 2011, our board of directors advised ARCHT that our company is in a capital formation and investment stage and is not for sale. We intend to continue our capital formation and investment activities for the foreseeable future, in accordance with our prospectus, with a view toward building long-term stockholder value.

As of November 30, 2011, we had received gross proceeds of approximately $451.5 million from the sale of approximately 45.2 million shares of our common stock, excluding shares of our common stock issued pursuant to our distribution reinvestment plan. In the past three months, we have raised an average of $31.5 million per month. Throughout 2011, we have been among the top ten programs in the non-traded REIT industry ranked according to equity capital raised, and among the top seven programs for the past seven months, and estimated to rank fifth for November, according to R.A. Stanger & Co. Equity capital raised in November 2011 was $32.4 million, which represents a 14.5% increase over the amount of equity capital raised in October 2011 and a 119% increase over the amount of equity capital raised in January 2011. To date, we have acquired more than $430 million of healthcare-related assets, which were 97% leased with a weighted average remaining lease term of ten years as of such date; and we have under contract another $278 million in additional assets, which would bring our total portfolio to 73 buildings at an aggregate acquisition cost of approximately $708 million. Upon the closing of these pending acquisitions, we will have grown our portfolio by approximately 266% since the beginning of 2011.

The ARC Roll-Up Proposal followed an earlier written expression of interest from American Realty Capital II, LLC, an affiliate of ARCHT, to become the replacement sponsor for our offering, which we declined. This proposal was made one day after we reported, on a Current Report on Form 8-K filed on November 9, 2011, that our independent directors had determined it was in the best interests of our stockholders to transition our sponsorship from Grubb & Ellis Company to a co-sponsorship arrangement with American Healthcare Investors LLC and Griffin Capital Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grubb & Ellis Healthcare REIT II, Inc.

Dated: December 6, 2011	By:	/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer